                                                                  EXECUTION COPY

                                                                   Exhibit 10.13

                      MASTER SPECTRUM ACQUISITION AGREEMENT

                                 By and Between

                              FLUX U.S. CORPORATION

                                       And

            HISPANIC INFORMATION AND TELECOMMUNICATIONS NETWORK, INC.

                          Dated as of November 13, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article 1. Acquisition of Spectrum Rights................................     2
   Section 1.01  First Closing Spectrum Rights...........................     2
   Section 1.02  Extra Spectrum Rights...................................     2
   Section 1.03  IUA Lease Rates.........................................     3
   Section 1.04  FCC Permitted Extensions................................     3
   Section 1.05  Right of First Refusal on IUAs..........................     4

Article 2. Consideration.................................................     5
   Section 2.01  First Spectrum Consideration............................     5
   Section 2.02  Extra Spectrum Consideration............................     5
   Section 2.03  Contingent Consideration................................     6
   Section 2.04  Adjustment of Share Consideration.......................     6
   Section 2.05  CPOP Verification.......................................     7

Article 3. Closings......................................................     8
   Section 3.01  Closings................................................     8
   Section 3.02  First Closing Deliveries................................     8
   Section 3.03  Subsequent Closing Deliveries...........................     9
   Section 3.04  Further Assurances......................................     9

Article 4. Representations and Warranties of HITN........................     9
   Section 4.01  Organization and Good Standing..........................     9
   Section 4.02  Authorization of Agreement..............................     9
   Section 4.03  No Conflict.............................................    10
   Section 4.04  FCC Licenses............................................    10
   Section 4.05  Tower Leases............................................    12
   Section 4.06  Interference Coordination Agreements....................    12
   Section 4.07  Litigation..............................................    12
   Section 4.08  Compliance with Laws; Permits...........................    13
   Section 4.09  Offering Exemption; Securities Representations..........    13
   Section 4.10  Brokers.................................................    14
   Section 4.11  Suitability.............................................    14
   Section 4.12  Disclosure..............................................    14
   Section 4.13  Knowledge...............................................    14

Article 5. Representations and Warranties of Flux........................    15
   Section 5.01  Organization and Good Standing..........................    15
   Section 5.02  Authorization of Agreement..............................    15
   Section 5.03  Capitalization..........................................    15
   Section 5.04  Subsidiaries............................................    16
   Section 5.05  No Conflict.............................................    17
   Section 5.06  Litigation..............................................    17
   Section 5.07  Brokers.................................................    18

Article 6. Covenants.....................................................    18
   Section 6.01  Consents and Approvals..................................    18
   Section 6.02  Notice of Breach........................................    18

   Section 6.03  Access to Information...................................    18
   Section 6.04  Maintenance of FCC Qualifications.......................    18
   Section 6.05  Assignment of FCC Licenses..............................    19
   Section 6.06  Legends.................................................    19
   Section 6.07  Future Acquisitions of ITFS Licenses....................    20
   Section 6.08  Maintenance of FCC Qualifications.......................    20
   Section 6.09  Existing Rights of First Refusal........................    21

Article 7. Conditions....................................................    21
   Section 7.01  Conditions to Each party's Obligations..................    21
   Section 7.02  Conditions to the Obligations of Flux...................    22
   Section 7.03  Conditions to Obligations of HITN.......................    23

Article 8. Indemnification...............................................    24
   Section 8.01  Indemnification.........................................    24
   Section 8.02  Limitations on Indemnification for Breaches of
                 Representations and Warranties..........................    25
   Section 8.03  Indemnification Procedures..............................    25
   Section 8.04  Treatment for Tax Purposes..............................    26

Article 9. Termination...................................................    26
   Section 9.01  Expiration; Termination.................................    26

Article 10. General Provisions...........................................    26
   Section 10.01 Payment of Sales, Use or Similar Taxes..................    26
   Section 10.02 Survival of Representations and Warranties..............    27
   Section 10.03 Expenses................................................    27
   Section 10.04 Entire Agreement; Amendments and Waivers................    27
   Section 10.05 Governing Law...........................................    27
   Section 10.06 Table of Contents and Headings..........................    28
   Section 10.07 Notices.................................................    28
   Section 10.08 Publicity...............................................    29
   Section 10.09 Severability............................................    29
   Section 10.10 Binding Effect; Assignment..............................    29
   Section 10.11 Remedies................................................    29
   Section 10.12 Resolution of Certain Disputes..........................    29
   Section 10.13 Counterparts............................................    32

LIST OF EXHIBITS

A. Definitions and Interpretation
B. Form of IUA
C. Pro Forma IUA Rates
D. Form of Stockholder Agreement
E. Form of Registration Rights Agreement
F. Warrant Agreement

LIST OF ANNEXES

I.  First Closing Spectrum Rights
II. Extra Spectrum Rights (Pending Applications)

                      MASTER SPECTRUM ACQUISITION AGREEMENT

          MASTER SPECTRUM ACQUISITION AGREEMENT, dated as of November 13, 2003 (the "First Closing Date"), by and between Flux U.S. Corporation, a Delaware corporation ("Flux"), and Hispanic Information and Telecommunications Network, Inc., a New York nonprofit corporation ("HITN").

                                    RECITALS:

          WHEREAS, Annex I hereto lists certain licenses ("FCC Licenses") for Instructional Television Fixed Service ("ITFS") that have been granted by the Federal Communications Commission (the "FCC") to HITN as of the First Closing Date (and such annex identifies, with respect to each of the FCC Licenses listed therein, the ITFS channels licensed thereunder ("Channels"), the exclusive service area of such FCC License under applicable FCC rules, regulations and policies ("Market"), the number of total households within such Market ("Households"), and the product of the number of Channels times the Households ("CPOPs"));

          WHEREAS, Annex II hereto lists all Pending Applications (as defined herein) (and such annex identifies, with respect to each of the potential FCC Licenses listed therein, the Channels, Market, number of Households, and the number CPOPs);

          WHEREAS, subject to the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules, regulations and policies (the "FCC Rules"), ITFS stations' excess capacity may be used for commercial purposes (the "Commercial Spectrum Capacity");

          WHEREAS, HITN desires to lease to Flux, and Flux desires to lease from HITN, the Commercial Spectrum Capacity for each of the Channels listed in Annex I (the "First Closing Spectrum Rights"), consisting of 28,448,074 CPOPs, free and clear of any Liens;

          WHEREAS, subject to obtaining FCC Licenses under the Pending Applications, HITN desires to lease to Flux, and Flux desires to lease from HITN, the Commercial Spectrum Capacity for each of the Channels listed in Annex II (the "Extra Spectrum Rights"), free and clear of any Liens, provided that HITN leases the Extra Spectrum Rights to Flux within two hundred seventy (270) days of the First Closing Date (the "Extra Spectrum Period");

          WHEREAS, HITN agreed to lease certain Commercial Spectrum Capacity to Clearwire Communications, Inc., a Delaware corporation ("CCI"), pursuant to that certain Spectrum Acquisition Agreement, dated as of April 23, 2003 (the "Clearwire Agreement"), by and between CCI and HITN, and the Clearwire Agreement grants CCI certain rights ("CCI Rights") to lease other Commercial Spectrum Capacity from HITN;

          WHEREAS, Flux, HITN, CCI, and Clearwire Holdings, Inc. have entered into that certain Agreement and Undertaking of even date herewith (the "Undertaking") to modify certain provisions of the Clearwire Agreement;


PAGE 1 - MASTER SPECTRUM ACQUISITION AGREEMENT

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          WHEREAS, the closing of the transactions contemplated in that certain
Stock Purchase Agreement (as defined in the Undertaking, the "Stock Purchase Agreement") are occurring simultaneously with the First Closing hereunder;

          WHEREAS, Flux Fixed Wireless, LLC ("FFW"), a stockholder of Flux, may contribute or assign to Flux certain MMDS and ITFS licenses or leases within the Extra Spectrum Period ("Pending Channels" provided that the term Pending Channels excludes CPOPs contributed or assigned to Flux or any of its Affiliates in connection with the transactions contemplated in the Clearwire Agreement, Undertaking, and/or Stock Purchase Agreement); and

          WHEREAS, certain defined terms used in this Agreement, and rules of interpretation applicable to this Agreement, are contained in Exhibit A hereto.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                   Article 1.

                         ACQUISITION OF SPECTRUM RIGHTS

          Section 1.01 First Closing Spectrum Rights. Upon the terms and subject to conditions set forth in this Agreement, at the First Closing, HITN shall lease to Flux, and Flux shall lease from HITN, all of the First Closing Spectrum Rights, free and clear of all Liens, pursuant to an individual use agreement in substantially the form attached as Exhibit B hereto (an "IUA").

          Section 1.02 Extra Spectrum Rights. HITN shall have the right under this Section 1.02, but not the obligation, to lease to Flux additional Commercial Spectrum Capacity, consisting of all or part of the Channels and Markets listed on the attached Annex II up to the number of CPOPs equal to the CPOPs covered by the Pending Channels that have been contributed to or assigned to Flux by FFW as of such date (the "Extra Spectrum Rights"), free and clear of all Liens, pursuant to an IUA. Each time that HITN desires to exercise such right, HITN must deliver to Flux, within the Extra Spectrum Period, a written notice ("Extra Spectrum Notice") of the Extra Spectrum Rights that HITN desires to lease to Flux. Each Extra Spectrum Notice must contain a description of the applicable FCC License, licensee, Channels, Market, Households, and CPOPs. Upon the terms and subject to conditions set forth in this Agreement, at each Subsequent Closing, if any, HITN shall lease to Flux, and Flux shall lease from HITN, the Extra Spectrum Rights designated in the corresponding Extra Spectrum Notice, free and clear of all Liens, pursuant to an IUA. If HITN does not deliver an Extra Spectrum Notice as to any of the Extra Spectrum Rights within the Extra Spectrum Period, this Agreement shall terminate as to such Extra Spectrum Rights and Flux will have no further obligation or liability with respect to such Extra Spectrum Rights.

          Section 1.03 IUA Lease Rates. Each IUA shall contain the same tiered lease rates for all Spectrum Rights leased therein. The net present value of the aggregate lease


PAGE 2 - MASTER SPECTRUM ACQUISITION AGREEMENT

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payments under each IUA (over a full term of thirty (30) years, using a discount rate of ten percent (10%) per annum and a growth rate of three percent (3%) per annum) shall equal Nine Cents ($0.09) per Verified CPOP leased therein, substantially in accordance with the pro forma schedule of lease payments attached as Exhibit C hereto, as reasonably determined by Flux.

          Section 1.04 FCC Permitted Extensions.

          (a) With respect to each IUA for Commercial Spectrum Capacity, if the FCC Rules should at any time permit lease terms in excess of fifteen (15) years, the term (either the initial term or any renewal term) of each IUA then in effect and any new IUAs entered into after such date shall be automatically extended to the maximum term then permitted, not to exceed a maximum term of thirty (30) years for each IUA. No additional compensation (other than compensation set forth in the IUA) shall be payable to HITN in connection with such extension of the term. Any party hereto that shall determine that there has been a change in the FCC Rules permitting such an extension shall promptly notify the other party in writing of such change and the notifying party's basis for determining the existence of such change.

          (b) Upon the expiration of an IUA, Flux and HITN shall enter into a Renewal Agreement for an additional term equal to the remainder of the thirty
(30) period from the date of the IUA unless (i) Flux or HITN terminated the IUA prior to the expiration of the Term (as defined in the IUA) in accordance with its terms or (ii) HITN enters into an agreement with the original offering party after the satisfaction of its obligations with respect to the right of first refusal set forth in Section 1.05. If Flux and HITN enter into a Renewal Agreement, the only payments due HITN thereunder shall be the monthly lease payments described therein; HITN shall not receive any other payments in connection with entering into the Renewal Agreement.

          (c) If the FCC changes its policy at any time to permit additional renewal, first renewal, or other substantially similar rights (an "Extension Right"), each IUA then in effect shall be deemed amended to include the Extension Right to the extent, and only to the extent, necessary to permit the extension of a Term to a total maximum term not to exceed thirty (30) years, and no additional compensation (other than compensation set forth in the IUA) shall be payable to HITN in connection with such amendment; provided that in any case, the right of first refusal in Section 1.05 shall remain in effect upon expiration of such thirty (30) year term.

          Section 1.05 Right of First Refusal on IUAs. With respect to each IUA, during the Term (as defined in the IUA) and for a period of twenty-four (24) months thereafter ("ROFR Period"), Flux shall have a right of first refusal to use the Commercial Spectrum Capacity as set forth in this Section 1.05. Upon the receipt by HITN of any bona fide offer (an "ROFR Offer") to use any of the Commercial Spectrum Capacity following the Term, which ROFR Offer HITN desires to accept, HITN shall transmit a written notice of the ROFR Offer to Flux (the "ROFR Offer Notice"). The ROFR Offer Notice (i) shall contain the name and address of the Person making the ROFR Offer, the payment structure therefore and a summary of all material terms of such ROFR Offer, and (ii) shall offer to Flux the option to enter into a new agreement upon the terms and subject to the conditions of the proposed third party use or lease agreement as set forth in the ROFR Offer Notice. Flux shall then have the right for thirty (30) days to accept such ROFR Offer. If Flux accepts such ROFR Offer, Flux and HITN shall enter into a new agreement on such terms and conditions. If after such thirty
(30) day period Flux does not accept such


PAGE 3 - MASTER SPECTRUM ACQUISITION AGREEMENT

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ROFR Offer, its rights hereunder as to such ROFR Offer shall terminate and HITN may for a period of sixty (60) days following the Term enter into an agreement with the original offering party on the same terms and conditions as were offered to Flux. If after such sixty (60) day period, HITN does not enter such an agreement with the original offering party, the Flux right of first refusal described in this Section 1.05 shall again apply for such timing remaining in the ROFR Period. If the ROFR Offer Notice provides that any consideration is to be paid by the third person in whole or in part in a form other than cash, Flux accepts the ROFR Offer, and Flux is able to provide or procure comparable non-cash consideration using commercially reasonable efforts, Flux will so provide or procure. In the event Flux is unable to provide or procure comparable non-cash consideration, Flux may substitute, in whole or in part, for non-cash consideration an amount in cash fairly equivalent to the then fair market value of the non-cash consideration payable by the third person. The ROFR Offer acceptance must specify the amount of any such substitute cash consideration and the non-cash consideration for which it is intended to substitute. If HITN disputes that the substitute cash consideration specified by Flux is in an amount fairly equivalent to the fair market value of the non-cash consideration payable by the third person, HITN must within fifteen (15) days after the receipt of the ROFR Offer acceptance provide Flux with written notice specifying the amount HITN considers to be fairly equivalent to the fair market value of the non-cash consideration payable by the third person (the "Counter Offer"). The question of fair market value of the non-cash consideration will be resolved pursuant to the Baseball Arbitration unless Flux gives HITN written notice within fifteen (15) days after its receipt of the Counter-Offer that Flux agrees to enter into an agreement containing the fair market value set forth in the Counter-Offer.

                                   Article 2.

                                  CONSIDERATION

          Section 2.01 First Spectrum Consideration. The total consideration for the First Closing Spectrum Rights (the "First Spectrum Consideration"), in addition to the lease payments set forth in the applicable IUA in accordance with Section 1.03, shall equal the sum of the following:

          (a) A sum of money (the "First Closing Cash Consideration") equal to Eight Million Five Hundred Thirty Four Thousand Four Hundred Twenty Two Dollars and Twenty Cents ($8,534,422.20).

          (b) A stock certificate representing Three Million Six Hundred Ninety Eight Thousand Two Hundred Fifty (3,698,250) shares of Class A Common Stock (the "First Closing Equity Consideration").

          (c) A portion of the Contingent Consideration described in Section 2.03, at the time, in the manner, and to the extent owing in accordance therewith, with respect to the CPOPs that HITN delivers to Flux at the First Closing pursuant to the IUAs duly executed and delivered in accordance with
Section 1.01.

          Section 2.02 Extra Spectrum Consideration. The total consideration for those Extra Spectrum Rights, if any, leased to Flux at a Subsequent Closing (the "Extra Spectrum


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Consideration"), in addition to the lease payments set forth in the applicable
IUA in accordance with Section 1.03, shall equal the sum of the following:

          (a) A sum of money (the "Extra Cash Consideration") equal to the product of (i) Thirty Cents ($0.30) times (ii) the number of CPOPs that HITN delivers to Flux at such Subsequent Closing pursuant to the IUAs duly executed and delivered in accordance with Section 1.02, rounded to the nearest whole cent.

          (b) A stock certificate representing an integral number of shares of Class A Common Stock (the "Extra Equity Consideration") equal to the result of
(i) Thirteen Cents ($0.13) times (ii) the number of Verified CPOPs that HITN delivers to Flux at such Subsequent Closing pursuant to the IUAs duly executed and delivered in accordance with Section 1.02 divided by (iii) One Dollar ($1.00), rounded to the nearest number of whole shares.

          Section 2.03 Contingent Consideration.

          (a) Within thirty (30) days following delivery of Flux' unaudited financial statements ("Positive EBITDA Financial Statements") for the first two consecutive fiscal quarters of Flux (the "Applicable Quarters") in which Flux has achieved Positive EBITDA, as determined pursuant to such financial statements prepared in the ordinary course of business, Flux will provide HITN with written notice ("EBITDA Notice") that Flux has achieved Positive EBITDA. The EBITDA Notice will include a copy of the Positive EBITDA Financial Statements, a statement of Flux' Gross Operating Margin and Flux' calculation of the Positive EBITDA for the Applicable Quarters. Within thirty (30) days of delivery of the EBITDA Notice, Flux will issue to HITN a number of additional shares of Class A Common Stock (rounded to the nearest whole share) (the "Contingent Consideration") equal to a fraction in which:

               (i) The numerator is the lesser of (A) one percent (1%) of the Gross Operating Margin of Flux in the Applicable Quarters, as determined from the Positive EBITDA Financial Statements or (B) Three Cents ($.03) multiplied by the total number of CPOPs leased to Flux pursuant to IUAs under this Agreement at the First Closing (less any CPOPs subject to Loss of Rights described in Section 6.09); and

               (ii) The denominator is the Current Flux Stock Price.

          (b) For the purposes of this Section 2.03, "Positive EBITDA" shall mean the earnings before net interest, income taxes, depreciation expense, and amortization expense of Flux, but only if the result thereof is a positive number.

          (c) For the purposes of this Section 2.03, "Gross Operating Margin" shall mean (i) gross revenues of all products and services (less all sales, use or excise taxes; on- or off-invoice discounts, allowances, rebates, grants, special purchase allowances, sale prices, or special offers provided by Flux; and any returns of products) minus (ii) all cost of goods sold and cost of services, including all payments under the IUAs and all employee expenses, but excluding any allocation for overhead and general and administrative costs.


PAGE 5 - MASTER SPECTRUM ACQUISITION AGREEMENT

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          Section 2.04 Adjustment of Share Consideration.

          (a) Flux shall issue additional shares of Class A Common Stock to HITN in accordance with this Section 2.04 if, but only if, both of the following conditions are satisfied upon the third (3rd) anniversary of the First Closing Date ("Third Anniversary"): (i) FFW has received, and has not returned to Flux, a number of shares of Class B Common Stock of Flux solely in exchange for contributing to Flux rights to purchase base station equipment ("NextNet Equipment") pursuant to an irrevocable, noncontingent commitment ("NextNet Agreement") by NextNet Wireless, Inc. ("NextNet") and (ii) any of the NextNet Equipment is Non-Deployed Equipment or Below-Market Equipment.

          (b) "Non-Deployed Equipment" means both (i) the difference between $40,000,000 worth of NextNet Equipment and the value of the NextNet Equipment that Flux orders from NextNet on or prior to the Third Anniversary (in each case, calculated in accordance with Section 1 of the NextNet Agreement, as reasonably determined by Flux) and (ii) NextNet Equipment that Flux received from NextNet but that Flux neither (A) installed in the network of Flux, one or more Affiliates of Flux, and/or one or more joint ventures in which Flux is a participant nor (B) sold, leased, assigned, or otherwise transferred.

          (c) "Below-Market Equipment" means NextNet Equipment that Flux has sold, leased, assigned, or otherwise transferred in exchange for cash or non-cash consideration (including the value of any tangible or intangible benefits) that is less than the value of such NextNet Equipment, calculated in accordance with Section 1 of the NextNet Agreement, all as reasonably determined by Flux.

          (d) Subject to satisfaction of the conditions set forth in Section 2.04(a), within thirty (30) days following the Third Anniversary, Flux shall issue to HITN a number of shares of Class A Common Stock (rounded to the nearest whole share) (the "Adjustment Shares") equal to a fraction in which:

               (i) The numerator is (A) the aggregate value of the Non-Deployed Equipment and the Below-Market Equipment, calculated in accordance with
     Section 1 of the NextNet Agreement, as reasonably determined by Flux, minus
     (B) the value of all cash or non-cash consideration received by Flux or owing to Flux in exchange for any sale, lease, assignment, or other transfer of Below-Market Equipment, as reasonably determined by Flux; and

               (ii) The denominator is the Current Flux Stock Price. If the fraction is less than zero, Flux will not issue any shares to HITN under this Section 2.04.

          Section 2.05 CPOP Verification. After the First Closing, whenever in a calculation of dollars or shares hereunder one of the variables is a number of CPOPs, Flux shall have an opportunity to review and verify the CPOPs prior to the calculation. HITN shall deliver to Flux such information as Flux may reasonably request, including information delivered in advance of the Subsequent Closing. If Flux and HITN disagree on a number of CPOPs hereunder, (a) the parties will proceed with the applicable Closing, at which Flux will deliver the undisputed amount of the consideration then due HITN, and (b) as to the disputed amounts,


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

either party may submit the dispute to Baseball Arbitration. The number of CPOPs determined by agreement of the parties or by Baseball Arbitration shall equal the number of "Verified CPOPs" for purposes of this Agreement.

                                   Article 3.

                                    CLOSINGS

          Section 3.01 Closings. Each of the Closings will occur at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, at 10:00 a.m. Seattle time on the dates set forth in this Section 3.01.

          (a) With respect to the First Closing Spectrum Rights (the "First Closing"), on the First Closing Date.

          (b) With respect to Extra Spectrum Rights, if any (each, a "Subsequent Closing"), on the day that is as promptly as practical (but in no event earlier than sixty (60) days following receipt by Flux of the Extra Spectrum Notice) after satisfaction or waiver of the applicable conditions set forth in Article 7 hereof (each, a "Subsequent Closing Date"). A Subsequent Closing may occur after the Extra Spectrum Period if HITN duly delivers the Extra Spectrum Notice within the Extra Spectrum Period.

          Section 3.02 First Closing Deliveries. At the First Closing:

          (a) HITN shall deliver or cause to be delivered to Flux each of the following, duly executed by an authorized representative of HITN: (i) an IUA with respect to each of the First Closing Spectrum Rights, (ii) the Stockholders Agreement attached as Exhibit D hereto (the "Stockholders Agreement"), and (iii) the Registration Rights Agreement attached as Exhibit E hereto (the "Registration Rights Agreement").

          (b) Flux shall deliver or cause to be delivered to HITN each of the following, duly executed by an authorized representative of Flux: (i) an IUA with respect to each of the First Closing Spectrum Rights, (ii) the Stockholders Agreement, (iii) the Registration Rights Agreement, (iv) the First Closing Cash Consideration by wire transfer in immediately available funds to HITN, (v) a stock certificate representing the First Closing Equity Consideration.

          Section 3.03 Subsequent Closing Deliveries. At each Subsequent Closing, if any, with respect to the Extra Spectrum Rights set forth in the applicable Extra Spectrum Notice:

          (a) HITN shall deliver or cause to be delivered to Flux an IUA with respect to such Extra Spectrum Rights, duly executed by an authorized representative of HITN.

          (b) Flux shall deliver or caused to be delivered (i) the applicable Extra Cash Consideration by wire transfer in immediately available funds to HITN, and (ii) a stock certificate representing the applicable Extra Equity Consideration.

          Section 3.04 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause


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

to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

                                   Article 4.

                     REPRESENTATIONS AND WARRANTIES OF HITN

          HITN hereby represents and warrants to Flux that:

          Section 4.01 Organization and Good Standing. HITN is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. HITN is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or FCC Licenses and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

          Section 4.02 Authorization of Agreement. HITN has all requisite corporate power and authority (i) to enter into, deliver and carry out the transactions contemplated by this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement, (ii) to enter into and deliver all documents required or necessary to be executed by HITN in connection with the consummation of the Contemplated Transactions (collectively the "HITN Documents"), and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement has been and the HITN Documents when delivered will be duly and validly executed and delivered by HITN and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the HITN Documents will constitute when delivered the legal, valid and binding obligations of HITN, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          Section 4.03 No Conflict. Except as set forth on Section 4.03 of the disclosure schedule attached hereto by HITN (the "HITN Schedule"):

          (a) Neither the execution and delivery by HITN of this Agreement or the HITN Documents, nor compliance by HITN with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents of HITN, (ii) conflict with, violate, result in the breach of, constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any party the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which HITN is a party or by which HITN or any of its properties or assets is bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency or authority by which HITN is bound.


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

          (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of HITN in connection with the execution and delivery of this Agreement or the HITN Documents or the compliance by HITN with any of the provisions hereof or thereof.

          Section 4.04 FCC Licenses. Throughout the term of this Agreement and the term of each IUA that HITN and Flux enters into pursuant to this Agreement:

          (a) Annex I, Schedules 1 and 3 of the Clearwire Agreement, and
Schedule 5 of the Undertaking collectively set forth true and complete lists of all FCC Licenses held by HITN as of the First Closing Date. Neither HITN nor any of its Affiliates has any FCC Licenses or rights to acquire FCC Licenses, except as set forth thereon. For each FCC License listed in Annex I or II, such Annex sets forth the name of the licensee, the FCC call sign, the Channels, the Market, the number of Households, and the number of CPOPs. To the best knowledge of HITN, all information set forth in such Annexes is complete and accurate in all respects. Except for Pending Applications filed prior to the First Closing Date and those modifications that have been granted by the FCC prior to the First Closing Date, neither HITN nor any of its Affiliates have modified or sought to have modified any FCC License.

          (b) HITN holds all of the FCC Licenses set forth in Annex I, free and clear of all Liens (except for the rights of first refusal set forth on Section 4.04(b) of the HITN Schedule (each, an "Existing ROFR")). None of the FCC Licenses set forth in Annex I are subject to CCI Rights or are otherwise subject to the terms of the Clearwire Agreement.

          (c) HITN has Pending Applications for all of the FCC Licenses set forth in Annex II. Prior to each Subsequent Closing Date, HITN shall be authorized, by final order, to hold all of the FCC Licenses constituting Extra Spectrum Rights under the applicable Extra Spectrum Notice and to lease them to Flux pursuant to an IUA, in each case free and clear of all Liens.

          (d) Except as set forth on Section 4.04(d) of the HITN Schedule, to the best knowledge of HITN, (i) the grant, renewal or assignment of the FCC Licenses to the existing licensee thereof was approved by the FCC by final order and the FCC Licenses are validly issued and in full force and effect; (ii) except with respect construction permit extension requests, there is no Proceeding pending before the FCC or threatened with respect to any FCC License;
(iii) HITN and its Affiliates have made on a timely basis all payments to any applicable Government Agency with respect to the FCC Licenses, including all payments due to the FCC and all required copyright royalty fee payments and all required Statements of Account to the U.S. Copyright Office relating to retransmission of television and radio broadcast signals; and (iv) HITN is otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office.

          (e) Except as set forth on Section 4.04(e) of the HITN Schedule, to the best knowledge of HITN, all Pending Applications have been timely filed, and the FCC has not notified any of HITN that any of the Pending Applications is subject to denial due to lack of timely filing or other defect.


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          (f) Except as set forth on Section 4.04(f) of the HITN Schedule, to the best knowledge of HITN, (i) the facilities subject to a FCC License for which a certification or notification of completion of construction has been filed with the FCC ("Constructed Facilities") are operating, and have been operating, in material compliance with the FCC License therefore, the Communications Act and FCC Rules, (ii) HITN is not transmitting from or otherwise operating any Constructed Facility that is not the subject of an FCC License, (iii) none of the Constructed Facilities subject to a FCC License (A) is authorized pursuant to an authorization which is subject to challenge before any court of competent jurisdiction or (B) other than as set forth on Section 4.04(f) of the HITN Schedule, is subject to any lease, sub-lease or any agreement to make it available to a third party; (iv) no FCC License is subject to a revocation proceeding; and (v) no Constructed Facilities are operating pursuant to special temporary or developmental authority.

          (g) Except as set forth on Section 4.04(g) of the HITN Schedule, to the best knowledge of HITN, HITN's licensed ITFS facilities are being operated, and HITN's operations and activities pursuant to any FCC License are being conducted, in compliance with (i) the Communications Act, (ii) the terms and conditions of the FCC Licenses applicable to them, and (iii) the FCC Rules.

          (h) Except as set forth on Section 4.04(h) of the HITN Schedule, to the best knowledge of HITN, all FCC Reports and fees required to be filed by each HITN with the FCC with respect to the FCC Licenses and they have been timely filed. All FCC Reports filed by any of HITN are complete and correct in all material respects.

          Section 4.05 Tower Leases. Section 4.05 of the HITN Schedule sets forth a true and complete list of each Tower Lease to which HITN is party in a Market, the Market, the expiration date of the lease, the name of the lessor, the address or location of the leased premises or tower site, and the monthly, quarterly or annual rent, as applicable, payable under such Tower Lease. Each Tower Lease is valid, binding on HITN and, to the best knowledge of HITN, each other party thereto and is in full force and effect, enforceable by HITN in accordance with its terms. Neither HITN nor, to the best knowledge of HITN, any other party to any of the Tower Leases has failed to comply with or is in material breach or material default thereunder. Except as set forth on Section
4.05 of the HITN Schedule, to the best knowledge of HITN, no condition exists or event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Tower Lease.

          Section 4.06 Interference Coordination Agreements. To the best knowledge of HITN, Section 4.06 of the HITN Schedule sets forth a true and complete list of all interference consents that have been granted by HITN with respect to any FCC Licenses and that would have a material impact on the use of the Channels (excluding routine consents customary in the industry).

          Section 4.07 Litigation. Except as set forth on Section 4.07 of the HITN Schedule, there is no Proceeding now in progress or pending or, to the best knowledge of HITN, threatened against HITN or the assets (including the intellectual property rights) or the business of HITN, nor to the best knowledge of HITN, does there exist any basis therefore, except for


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

immaterial claims brought against HITN in the ordinary course of business. HITN is not subject to any Government Order.

          Section 4.08 Compliance with Laws; Permits. Except as provided on
Section 4.07 of the HITN Schedule, HITN (a) has complied in all respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a HITN Material Adverse Effect and (b) has all federal, state, local and foreign governmental Permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a HITN Material Adverse Effect, such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to the best knowledge of HITN, threatened to revoke or limit any such Permit. Section 4.07 of the HITN Schedule sets forth a list of all material licenses, permits and qualifications (other than the FCC Licenses) and the expiration dates thereof.

          Section 4.09 Offering Exemption; Securities Representations.

          (a) HITN is an "accredited investor" as this term is defined in Rule 501(a) of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

          (b) HITN is acquiring the Equity Consideration for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. HITN understands that the Equity Consideration has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          (c) HITN is knowledgeable and experienced in the telecommunications industry and is capable of evaluating the risks and merits of the Contemplated Transactions, including the acquisition of shares of Class A Common Stock, and making an informed decision with respect thereto. HITN, its officers, and directors have had sufficient opportunity to ask questions of and receive answers from Flux concerning the business of Flux, its operations, assets and liabilities. HITN and its representatives have had an opportunity to review all documents and records concerning Flux and its business that Flux has requested. HITN has conducted its own independent assessment, analysis and investigation with respect to Flux and its business at the time of entering into this Agreement and has agreed to enter into this Agreement based solely on this assessment, analysis and investigation, and the representations and warranties of Flux set forth in Article 5 hereof.

          (d) HITN is aware that Flux is a speculative enterprise, that certain of the information disclosed to HITN contains forward looking statements which involve risks and uncertainties, and that Flux' actual results may differ significantly from the results discussed in these forward looking statements. HITN further acknowledges that the value of Flux' respective assets is inherently uncertain and is dependent upon market, technological, and regulatory


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

developments concerning feasible and allowable uses. HITN represents and warrants to Flux that it has assessed these factors independently and has agreed to enter into this Agreement without reliance upon or expectation of any representations, warranties, or disclosures of any kind from Flux, except as specifically set forth in Article 5 hereof.

          (e) For purposes of application of state securities law, HITN is a resident of the State of New York.

          Section 4.10 Brokers. Neither HITN nor any of its directors, officers, employees, or representatives has employed any broker or finder in connection with the Contemplated Transactions.

          Section 4.11 Suitability. To the knowledge of HITN, after due inquiry, none of the following events has occurred during the last five years with respect to any of its directors or officers: (a) a petition under federal bankruptcy or insolvency Laws was filed by or against, or a receiver, fiscal agent or similar officer was appointed for the business or property of such person; (b) such person was indicted for any crime, or was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding; (c) such person is subject to an Order enjoining him from engaging in any kind of business practice, or any other activity in connection with the purchase or sale of securities, or to be associated with persons engaging in such activities; (d) such person has ever been denied any permit affecting HITN or such person's ability to conduct any activity conducted by HITN; or (e) such person was found by a court of competent jurisdiction in a civil action or by a government agency to have violated any securities laws.

          Section 4.12 Disclosure. Neither this Agreement (including all exhibits, annexes, schedules or attachments hereto) nor any certificate furnished or made to Flux or pursuant to or in connection with this Agreement (including all exhibits, annexes, schedules or attachments hereto) contains any untrue statement of a material fact or, to the best knowledge of HITN, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

          Section 4.13 Knowledge. Any representation, warranty, covenant, obligation, or part thereof that states that it is made to the best knowledge of HITN is made to its best knowledge after commercially reasonable investigation and includes all facts which it knew or should have known as a result of such investigation, including the best knowledge of HITN's executive officers and legal counsel after commercially reasonable investigation.

                                   Article 5.

                     REPRESENTATIONS AND WARRANTIES OF FLUX

          Flux hereby represents and warrants to HITN that:

          Section 5.01 Organization and Good Standing. Flux is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Flux is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases


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

real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing does not have and would not reasonably be expected to have a Flux Material Adverse Effect.

          Section 5.02 Authorization of Agreement. Flux has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Flux in connection with the consummation of the Contemplated Transactions (the "Flux Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement have been and the Flux Documents will be when delivered duly and validly executed and delivered by Flux and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the Flux Documents will constitute when delivered the legal, valid and binding obligations of Flux, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          Section 5.03 Capitalization.

          (a) As of the First Closing Date, immediately prior to the occurrence of the First Closing, and without giving effect to the transactions contemplated by the Stock Purchase Agreement and Undertaking, (i) the authorized capital stock of Flux consists of 150,000,000 shares of Class A Common Stock, $0.0001 par value per share (the "Class A Common Stock"), 100,000,000 shares of Class B Common Stock, $0.0001 par value per share ("Class B Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"), (ii) there are no shares of Class A Common Stock, 21,459,840 shares of Class B Common Stock and no shares of Preferred Stock issued and outstanding and [iii] no shares of Class A Common Stock, Class B Common Stock or Preferred Stock are held by Flux as treasury stock. All of the issued and outstanding shares of Class B Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          (b) As of the First Closing Date, immediately prior to the occurrence of the First Closing, and without giving effect to the transactions contemplated by the Stock Purchase Agreement and Undertaking, other than (i) the conversion rights of the Class B Common Stock, (ii) the Warrant Agreement, and (iii) as set forth on Section 5.03(b) of the disclosure schedule attached hereto by Flux ("Flux Schedule"), there are no existing options, warrants, calls, rights, commitments or other agreements of any character to which Flux is a party requiring, and, except for the issued Class B Common Stock, and there are no securities of Flux outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Class A Common Stock or other equity securities of Flux or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Class A Common Stock or other equity securities of Flux. Except for the Stockholders Agreement and the Registration Rights Agreement, as of the First Closing Date Flux is not a party to any voting trust or other voting agreement with respect to any of the shares of Class A Common Stock.


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          (c) Except with respect to the Adjustment Shares, the authorization, offer, issuance, sale and delivery of the Equity Consideration pursuant to this Agreement has been duly authorized by all requisite corporate action on the part of Flux, and the Equity Consideration, when issued, sold and delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable, free of any Liens and not subject to preemptive or similar rights of the other shareholders of Flux or others (other than as set forth in the Stockholders Agreement or Flux' Certificate of Incorporation, as amended). The terms, designations, powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock are as stated in the Flux' Certificate of Incorporation, as amended.

          Section 5.04 Subsidiaries. Section 5.04 of the Flux Schedule hereto sets forth the name of each Subsidiary of Flux as of the First Closing Date, immediately prior to the occurrence of the First Closing, and without giving effect to the transactions contemplated by the Stock Purchase Agreement and Undertaking ("Subsidiaries"), and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. The outstanding shares of capital stock or equity interests of each such Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company are owned by it free and clear of any and all Liens, except as set forth in
Section 5.04 of the Flux Schedule. There is no existing option, warrant, call, commitment or agreement to which any such Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary. Each such Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified would have a Flux Material Adverse Effect. Each such Subsidiary has all requisite corporate or limited liability company power and authority to own its properties and carry on its business as presently conducted.

          Section 5.05 No Conflict.

          (a) Except as set forth on Section 5.05 of the Flux Schedule hereto, neither of the execution and delivery by Flux of this Agreement and of the Flux Documents, nor the compliance by Flux with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents of Flux, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Flux is a party or by which Flux or any of its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency by which Flux is bound, except, in the case of clauses (ii) and (iii), for such


PAGE 14 - MASTER SPECTRUM ACQUISITION AGREEMENT violations, breaches or defaults as would not, individually or in the aggregate, have a Flux Material Adverse Effect.

          (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of Flux in connection with the execution and delivery of this Agreement or the Flux Documents or the compliance by Flux with any of the provisions hereof or thereof.

          Section 5.06 Litigation. Except as would not reasonably be expected to have a materially adverse effect on the ability of Flux to close hereunder or as set forth on Section 5.06 of the Flux Schedule, (a) there is no Proceeding now in progress or pending or, to the knowledge of Flux, threatened against Flux or the assets or the business of Flux and (b) Flux is not subject to any order, writ, injunction or decree of any court or other Government Agency.

          Section 5.07 Brokers. Neither Flux nor any of its directors, officers, employees or representatives has employed any broker or finder in connection with the Contemplated Transactions.

                                   Article 6.

                                    COVENANTS

          Section 6.01 Consents and Approvals. Flux and HITN will use their respective commercially reasonable efforts to obtain, and each shall cooperate with and assist the other in obtaining, all consents, waivers, amendments, modifications, approvals, authorizations, permits and licenses which are required to be obtained by such party to effectuate this Agreement.

          Section 6.02 Notice of Breach. HITN shall promptly give Flux written notice with particularity upon HITN or its directors, officers, agents or employers having knowledge of any matter that is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant by HITN contained in this Agreement.

          Section 6.03 Access to Information. HITN shall afford Flux and its representatives reasonable access to all of HITN's properties, books, contracts, commitments and records, all other information concerning its business and properties (subject to restrictions imposed by applicable law) as Flux may reasonably request (including copies of FCC Licenses, Pending Applications, interference coordination agreements and consents, and all documents filed in any Proceeding pending at the FCC relating thereto).

          Section 6.04 Maintenance of FCC Qualifications. Except as such qualifications may be affected by this Agreement or one or more IUAs entered into pursuant to this Agreement, HITN hereby covenants and agrees that it shall maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of any FCC License, as such qualifications may be amended or modified from time to time (individually an "FCC Qualification" and collectively referred to as the "FCC Qualifications"), and further covenants that it shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that HITN shall lose any FCC Qualification; provided, that in the event that the FCC or any other legal authority shall at any time specify new or different qualifications or


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

conditions for the maintenance of any FCC Qualification or shall issue a pronouncement offering a new interpretation of an FCC Qualification, HITN shall only be obligated to maintain such FCC Qualification in accordance with this sentence so long as to do so would not have a material adverse effect on its business or operations, taken as a whole; provided, further, that it shall not be deemed a breach of this sentence if HITN loses an FCC Qualification as a result, in whole or in part, of an act or omission of Flux or any failure of Flux to perform its obligations under this Agreement, any IUA or Renewal Agreement. If, at any time, HITN fails, or it appears to HITN more likely than not that it will fail, to maintain any one or more of its FCC Qualifications with respect to any of its FCC Licenses or its operations pursuant thereto, HITN shall give written notice to Flux within five (5) days after HITN becomes actually aware that (i) it no longer maintains such FCC Qualifications or (ii) with the passage of time or upon the occurrence of a future event it will no longer maintain such FCC Qualifications (referred to as a "Disqualification Event"). HITN shall cooperate with reasonable requests of Flux made from time to time for the purpose of verifying, at Flux' expense, that HITN maintains its FCC Qualifications. Upon the occurrence of a Disqualification Event, HITN shall, at its expense, promptly undertake all reasonable actions to obtain, to the extent permitted by applicable law, a waiver from the FCC regarding the circumstances giving rise to such Disqualification Event or to cure the circumstances giving rise to such Disqualification Event. If HITN does not obtain a waiver from the FCC regarding, or otherwise cure the circumstances giving rise to, such Disqualification Event, HITN agrees to assist Flux, as reasonably requested by Flux, in identifying one or more entities possessing such FCC Qualifications, and to take such actions, as are reasonable and appropriate in order to effectuate the transfer or assignment of any FCC License affected by such Disqualification Event to one or more entities possessing all necessary FCC Qualifications.

          Section 6.05 Assignment of FCC Licenses. HITN shall not sell, exchange, deliver ownership of, assign, encumber, or transfer, or permit the sale, exchange, delivery, assignment, encumbrance, or transfer of, any FCC License relating to any Market listed on Annex I or II except as permitted in the IUA applicable to such FCC License.

          Section 6.06 Legends. HITN hereby consents to the placement of the following legends on all certificates representing capital stock of Flux received by HITN pursuant to this Agreement:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER'S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.


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

          THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN STOCKHOLDERS AGREEMENT AMONG FLUX U.S. CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR INTEREST TO THE SHARES). SUCH AGREEMENT CONTAINS CERTAIN RIGHTS AND OBLIGATIONS REGARDING CORPORATE GOVERNANCE AND REGARDING THE VOTING, SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF SUCH CORPORATION'S SHARES. THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

          Section 6.07 Future Acquisitions of ITFS Licenses. Until HITN's equity ownership in Flux is less than one percent (1%) of the capital holdings of Flux, if new ITFS channels licensed by the FCC ("Future ITFS Licenses") become available to Flux for purchase, and Flux wishes to purchase such Future ITFS Licenses, then to the extent that such Future ITFS Licenses must be acquired through a non-profit entity, then Flux will provide HITN with the right to purchase such Future ITFS Licenses on behalf of and for the benefit of Flux and HITN shall lease the full Commercial Spectrum Capacity of any such Future ITFS License to Flux, and only to Flux, at no cost to Flux, and HITN shall provide to Flux an option to purchase such Future ITFS License at any time after the FCC Rules are modified to permit for-profit entities to hold ITFS licenses, for $1.00. HITN must exercise such right within the time provided by Flux.

          Section 6.08 Maintenance of FCC Qualifications. With respect to any IUAs that Flux and HITN duly execute and deliver to each other pursuant to this Agreement, while such IUA remains in full force and effect for the benefit of
Flux:

          (a) Flux will use its commercially reasonable efforts to construct any non-operational or unconstructed Markets covered thereby, or secure definitive FCC authorization for HITN to remain off-air or unconstructed with respect to such Markets, in either case within 150 days after the later to occur of (i) the Closing at which Flux and HITN entered into the IUA or (ii) the date when the Spectrum Rights covered by the IUA are free and clear of all Liens (including CCI Rights and Existing ROFRs), including any Proceedings or other disputes relating to any such Liens.

          (b) Flux will provide a plan to operationalize the Markets covered thereby, including proposals to achieve all necessary regulatory approvals, within 30 days after the later to occur of (i) the Closing at which Flux and HITN entered into the IUA or (ii) the date when the Spectrum Rights covered by the IUA are free and clear of all Liens (including CCI Rights and Existing ROFRs), including any Proceedings or other disputes relating to any such Liens.

          Section 6.09 Existing Rights of First Refusal. If a party holding an Existing ROFR as to any Spectrum Rights exercises or purports to exercise such Existing ROFR (whether or not HITN agrees with the exercise of the Existing
ROFR), then at such time as HITN enters into a lease or other use agreement with such third party for such Spectrum Rights or at such time that Flux is no longer entitled to full use of such Spectrum Rights pursuant to the IUA


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

relating to such Spectrum Rights (either, a "Loss of Rights"), then HITN will, within fifteen (15) days following the Loss of Rights, (i) surrender to Flux those shares of Class A Common Stock issued to HITN pursuant to Article 2 with respect to the applicable Spectrum Rights (including any shares issued pursuant to Section 2.03 or Section 2.04, if any, with respect to the CPOPs relating to the applicable Spectrum Rights) and (ii) reimburse Flux, by wire transfer in immediately available funds to the account designated by Flux, all amounts paid to HITN pursuant to Article 2 with respect to the applicable Spectrum Rights. The number of shares described in clause (i) and the amount of cash described in clause (ii) shall be determined by Flux in accordance with the calculations set forth Article 2; provided that the calculation with respect to shares received under Section 2.01(a) shall be as set forth in Section 2.02(a) and the calculation with respect to cash received under Section 2.01(b) shall be as set forth in Section 2.02(b). If HITN disputes the exercise of the Existing ROFR, then HITN shall bear all costs and expenses related to such dispute, unless Flux requests in writing that HITN dispute the purported exercise of the Existing ROFR, in which case Flux shall bear the costs and expenses directly related to such dispute to the extent such costs and expenses are approved by Flux in writing in advance.

                                   Article 7.

                                   CONDITIONS

          Section 7.01 Conditions to Each party's Obligations. The respective obligations of each party to effect any and all of the Closings hereunder shall be subject to the satisfaction on or prior to the applicable Closing Date of the following conditions:

          (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Government Agency of competent jurisdiction preventing the consummation of the Contemplated Transactions shall be pending or in effect; provided, however, that prior to invoking this condition, each party hereto shall use all commercially reasonable efforts to have any such injunction or other order vacated.

          (b) Statutes. No Law shall have been enacted, promulgated, or otherwise issued by any Government Agency with authority to enforce such Law, which would make consummation of the applicable Closing illegal.

          Section 7.02 Conditions to the Obligations of Flux. The obligations of Flux to effect any and all of the Closings hereunder shall be subject to the satisfaction at or prior to the applicable Closing Date of each of the following conditions, any of which may be waived, solely in writing, and exclusively by
Flux:

          (a) Representations and Warranties. The representations and warranties of HITN contained in Article 4 hereof (i) shall have been true and correct when made and (ii) except to the extent that such representations and warranties relate to a particular date, shall be true and correct as of each of the applicable Closing Date as though made on that date.


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

          (b) Covenants. HITN shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by HITN as of such Closing.

          (c) Closing Certificate of HITN. Flux shall have received a certificate executed on behalf of HITN by a duly authorized officer of HITN and dated as of the applicable Closing Date to the effect, as of the applicable Closing, of Section 7.02(a) and Section 7.02(b) (unless otherwise waived in accordance with the terms thereof).

          (d) No HITN Material Adverse Effect. During the period from the First Closing Date to the applicable Closing Date, there shall not have occurred any event which has had or is reasonably likely to have an HITN Material Adverse Effect.

          (e) Officer Certificates. Flux shall have received copies, in each case certified as of the applicable closing date by an authorized officer of HITN, of (i) the resolutions of the board of directors of HITN authorizing the execution, delivery and performance of this Agreement and the HITN Documents and
(ii) the signature and incumbency of the officers of HITN authorized to execute and deliver this Agreement and the HITN Documents.

          (f) Waiver of CCI Rights. (i) With respect to the First Closing, the Undertaking shall have been duly executed and delivered to Flux by the other parties thereto, including a waiver of all CCI Rights, and (ii) with respect to every other Closing, the Undertaking shall be in full force and effect.

          (g) No Liens on Spectrum Rights. With respect to each Subsequent Closing, Flux shall have received written documentation satisfactory to Flux in all respects, reflecting the ownership of such Spectrum Rights by HITN, free and clear of all Liens; provided that the conditions set forth in this Section 7.02(g) shall be determined on a Market-by-Market basis such that the parties will proceed with entering into the IUAs that satisfy this condition at the applicable Subsequent Closing notwithstanding the status of other Markets.

          (h) ISA Warrant Agreement. On or prior to the First Closing, (i) ITFS Spectrum Advisors, LLC, a Delaware limited liability company ("ISA"), shall have duly executed and delivered to Flux the Warrant Agreement in the form attached hereto as Exhibit F (the "Warrant Agreement") and (ii) HITN shall have delivered to Flux, in a form reasonably satisfactory to Flux, written evidence that all necessary or required approvals and waivers by HITN with respect to the grant of the Warrant Agreement to ISA have been obtained and that such approvals or waivers are in full force and effect on the First Closing Date.

          Section 7.03 Conditions to Obligations of HITN. The obligations of HITN to consummate and effect any and all of the Closings hereunder shall be subject to the satisfaction at or prior to the applicable Closing Date of each of the following conditions, any of which may be waived, solely in writing, and exclusively by HITN:

          (a) Representation and Warranties. The representations and warranties contained in Article 5 hereof (i) shall have been true and correct when made and
(ii) except for changes contemplated by this Agreement and except to the extent that such representations and


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

warranties relate to a particular date, shall be true and correct as of the applicable Closing Date as though made on that date.

          (b) Covenants. Flux shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Flux as of the applicable closing date.

          (c) Closing Certificate of Flux. HITN shall have received a certificate executed on behalf of Flux by its duly authorized representative and dated as of the applicable closing date (i) to the effect, as of such closing, of Section 7.03(a) and Section 7.03(b) (unless otherwise waived in accordance with the terms thereof).

          (d) First Closing Capitalization. At or prior to the First Closing, FFW shall have contributed to Flux (pursuant to a subscription agreement) Fifteen Million Dollars ($15,000,000).

                                   Article 8.

                                 INDEMNIFICATION

          Section 8.01 Indemnification.

          (a) HITN shall indemnify Flux, its Affiliates, and each of their respective stockholders (other than HITN), directors, officers, employees, agents, successors and assigns (collectively, the "Flux Indemnified parties") and hold each of the Flux Indemnified parties harmless from and against any and all Damages based upon, attributable to or resulting from:

               (i) The failure of any representation or warranty of HITN set forth in Article 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of HITN pursuant to this Agreement, to be true and correct as of the dates made; and

               (ii) The breach of any covenant or other agreement on the part of HITN under this Agreement.

For purposes of Section 8.01(a)(i), the amount of Damages in respect of any breach of a representation or warranty shall be determined without regard to any limitation or qualification as to materiality, HITN Material Adverse Effect, knowledge or similar language set forth in such representation or warranty.

          (b) Flux shall indemnify HITN, its Affiliates, and each of their respective, agents, successors and assigns (collectively, the "HITN Indemnified parties") and hold each of the HITN Indemnified parties harmless from and against any and all Damages based upon, attributable to or resulting from:

               (i) The failure of any representation or warranty of Flux set forth in Article 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Flux pursuant to this Agreement, to be true and correct as of the dates made; and


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

               (ii) The breach of any covenant or other agreement on the part of Flux under this Agreement.

For purposes of Section 8.01(b)(i), the amount of Damages in respect of any breach of a representation or warranty shall be determined without regard to any limitation or qualification as to materiality, Flux Material Adverse Effect, knowledge or similar language set forth in such representation or warranty.

          Section 8.02 Limitations on Indemnification for Breaches of Representations and Warranties. An indemnifying party shall not have any liability under Section 8.01(a)(i) or Section 8.01(b)(i) hereof unless the aggregate amount of Damages to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $10,000 (the "Deductible") and, in such event, the indemnifying party shall be required to pay the amount of such Damages including those used to compute the Deductible.

          Section 8.03 Indemnification Procedures.

          (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Section 8.01 hereof (regardless of the Deductible referred to above) (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim.


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

          (b) After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

          Section 8.04 Treatment for Tax Purposes. All payments by Flux under this Article 8 shall be treated as an adjustment to the consideration paid hereunder for all foreign, federal, state, and local income tax purposes.

                                   Article 9.

                                   TERMINATION

          Section 9.01 Expiration; Termination. This Agreement shall expire on the last day of the last term under the last IUA executed pursuant to this Agreement. Termination of this Agreement pursuant to this Section 9.01 shall terminate all rights and obligations of the parties hereunder and this Agreement shall become void and have no force or effect. Notwithstanding the foregoing, this Section 9.01 and Section 10.08 shall remain in effect, and no party shall be relieved from any liability for any breach of any of its covenants or agreements in this Agreement prior to such termination.

                                  Article 10.

                               GENERAL PROVISIONS

          Section 10.01 Payment of Sales, Use or Similar Taxes. Flux shall be liable for and shall pay (and shall indemnify and hold harmless the HITN Indemnified parties against) all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Contemplated Transactions.

          Section 10.02 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive each of the Closings hereunder for a period of three (3) years from the First Closing Date or Subsequent Closing Date, as applicable, regardless of any investigation made by the parties hereto. All agreements and covenants contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.


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

          Section 10.03 Expenses. Except as otherwise provided in this Agreement, HITN and Flux shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

          Section 10.04 Entire Agreement; Amendments and Waivers. This Agreement (including the annexes, schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          Section 10.05 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 10.06 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          Section 10.07 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

          If to Flux, to: Flux U.S. Corporation
                          2300 Carillon Point
                          Kirkland, WA 98033-7353
                          Attention: R. Gerard Salemme
                          Facsimile No.: (425) 828-8061


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          With a copy to: Davis Wright Tremaine LLP
                          2600 Century Square
                          1501 Fourth Avenue
                          Seattle, WA 98101
                          Attention: Benjamin G. Wolff
                          Facsimile No.: (206) 628-7699

          If to HITN, to: Hispanic Information and
                          Telecommunications Network, Inc.
                          449 Broadway, Third Floor
                          New York, New York 10013
                          Attention: Jose Luis Rodriguez
                          Facsimile No.: (212) 966-5725

          With a copy to: Day, Berry & Howard
                          One Canterbury Green
                          Stamford, CT 06901-2047
                          Attention: Sabino Rodriguez
                          Facsimile No.: (203) 977-7331

          With a copy to: RJGLaw LLC
                          8401 Ramsey Avenue
                          Silver Spring, MD 20910
                          Attention: Rudolph J. Geist
                          Facsimile No.: (301) 589-2644

          Section 10.08 Publicity. No public release, announcement or other form of publicity concerning this Agreement or the Documents, shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, regulation or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties shall use reasonable efforts to consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the transactions contemplated hereby prior to the consummation thereof.

          Section 10.09 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          Section 10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either HITN or Flux (by operation of law or otherwise) without the prior written consent of the other parties hereto (which consent will not be unreasonably withheld) and any attempted assignment without the required consents shall be void.


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          Section 10.11 Remedies. The parties recognize that, in the event that a party should refuse to perform any provisions of this Agreement, monetary damages alone will not be adequate. The non-defaulting party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. Notwithstanding any other provision herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not constitute a waiver of the right to pursue other available remedies at any time.

          Section 10.12 Resolution of Certain Disputes.

          (a) If the parties are unable to resolve any monetary dispute under this Agreement or any dispute as to the interpretation of a provision of this Agreement (each, a "Dispute"), the baseball decision rules ("Baseball Arbitration") set forth in Section 10.12(b) shall apply. If the parties are unable to resolve any other disputes (each a "Breach Dispute"), including without limitation disputes regarding a breach or default under this Agreement, the parties shall arbitrate such dispute pursuant to the rules set forth in
Section 10.12(c).

          (b) Any such Dispute shall be resolved by a single Arbitrator. In the event of a Dispute, either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by Baseball Arbitration. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. Within fifteen (15) days (the "Submission Period") after the appointment of the arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"), each party shall submit to the Arbitrator its own proposal for the resolution of the contested issue. Such submissions shall remain secret until after the Arbitrator has received each party's proposal, at which time the Arbitrator shall inform each party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. The Arbitrator shall compare the proposals. The Arbitrator shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted. If any party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination, and may permit discovery in accordance with the provisions of this Section 10.12(b).

          (c) Any such Breach Dispute shall be resolved by a single Arbitrator. In the event of a Breach Dispute either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by an Arbitrator. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. During the Submission Period, the parties shall appoint the Arbitrator in accordance with the Commercial Arbitration Rules (then in effect) of the AAA. The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the Arbitrator


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

shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty).

          (d) The arbitration hearing shall be located at a neutral site as mutually agreed by the parties, or if the parties cannot so agree, then the location of the arbitration shall be New York, New York. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitrator will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of this Section.

          (e) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Section and the rules of the AAA.

          (f) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's or Arbitration Panel's finding of facts and any relevant conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

          (g) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

          (h) Any award rendered by the Arbitrator will be final, conclusive, and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

          (i) Each party will bear an equal one-half of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled; the non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the AAA, and the expenses, including without limitation, attorneys' fees and costs, and expert and witness fees and costs, incurred by the other party to the arbitration.


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          (j) Notwithstanding anything to the contrary, neither party shall have any obligation to arbitrate claims for injunctive relief, specific performance, or other equitable relief or for the use or unauthorized disclosure of confidential information, as to which either party shall be entitled to seek and obtain relief from a court of competent jurisdiction.

          Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]


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          Each party has caused this Master Spectrum Acquisition Agreement to be duly executed by its duly authorized officer or representative on the date first above written.

                                        FLUX U.S. CORPORATION


                                        By: /s/ R. Gerard Salemme
                                            ------------------------------------
                                        Name: R. Gerard Salemme
                                        Title: Vice President


                                        HISPANIC INFORMATION AND
                                        TELECOMMUNICATIONS NETWORK, INC.


                                        By: /s/ Jose L. Rodriguez
                                            ------------------------------------
                                        Name: Jose L. Rodriguez
                                              ----------------------------------
                                        Title: Jose L. Rodriguez
                                               ---------------------------------


PAGE 28 - MASTER SPECTRUM ACQUISITION AGREEMENT

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                                    EXHIBIT A

                         DEFINITIONS AND INTERPRETATIONS

          (a) The following terms have the following meanings throughout this Master Spectrum Acquisition Agreement:

          "AAA" has the meaning set forth in Section 10.12.

          "Adjustment Shares" has the meaning set forth in Section 2.04.

          "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Agreement" means this Master Spectrum Acquisition Agreement (including the annexes, schedules, and exhibits hereto, all of which are incorporated herein by this reference), as it may be amended under Section 10.04 hereof.

          "Arbitrator" has the meaning set forth in Section 10.12.

          "Baseball Arbitration" has the meaning set forth in Section 10.12.

          "CCI" has the meaning set forth in the fourth Recital of this Agreement.

          "CCI Rights" has the meaning set forth in the sixth Recital of this Agreement.

          "Channels" has the meaning set forth in the first Recital of this Agreement.

          "Class A Common Stock" has the meaning set forth in Section 5.03(a).

          "Class B Common Stock" has the meaning set forth in Section 5.03(a).

          "Claim" has the meaning set forth in Section 8.03.

          "Clearwire Agreement" has the meaning set forth in the fourth Recital of this Agreement.

          "Closings" means the First Closing and each Subsequent Closing.

          "Closing Dates" means the First Closing Date and each Subsequent Closing Date.

          "Commercial Spectrum Capacity" has the meaning set forth in the second Recital of this Agreement.


PAGE 1 - EXHIBIT A

          "Communications Act" has the meaning set forth in the second Recital of this Agreement.

          "Constructed Facilities" has the meaning set forth in Section 4.04(d).

          "Contracts" means all oral and written contracts, agreements, instruments, commitments, understandings, and binding arrangements, including leases of real and personal property, licenses, purchase orders, sales orders, distribution agreements, and partnership or joint venture agreements.

          "Counter Offer" has the meaning set forth in Section 1.05.

          "CPOPs" has the meaning set forth in the first Recital of this Agreement.

          "Current Flux Stock Price" means the per share price of Class A Common Stock determined by the Board of Directors of Flux from time to time; provided, however, that if Flux has engaged in an equity funding round in excess of Two Million Dollars ($2,000,000) within 120 days of the time when the Current Flux Stock Price is to apply, then the Current Flux Stock Price at such time shall be the per share price of capital stock of Flux, determined on an as-converted basis to Class A Common Stock, paid in the most recent funding round of Flux that meets such criteria.

          "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise.

          "Deductible" has the meaning set forth in Section 8.02.

          "Dispute" has the meaning set forth in Section 10.12.

          "Disqualification Event" has the meaning set forth in Section 6.04.

          "EBITDA Notice" has the meaning set forth in Section 2.04.

          "Environmental Laws" has the meaning set forth in Section 4.08.

          "Equity Consideration" means the First Closing Equity Consideration and/or the Extra Equity Consideration.

          "Existing ROFR" has the meaning set forth in Section 4.04.

          "Extra Cash Consideration" has the meaning set forth in Section 2.03.

          "Extra Equity Consideration" has the meaning set forth in Section
3.03.

          "Extra Spectrum Consideration" has the meaning set forth in Section 2.03.


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

          "Extra Spectrum Notice" has the meaning set forth in Section 1.03.

          "Extra Spectrum Period" has the meaning set forth in the fifth Recital of this Agreement.

          "Extra Spectrum Rights" has the meaning set forth in Section 1.03.

          "FAA" has the meaning set forth in Section 4.05.

          "FCC" has the meaning set forth in the first Recital of this Agreement.

          "FCC Licenses" has the meaning set forth in the first Recital of this Agreement.

          "FCC Reports" means those reports, filings, notices and regulatory fees required to be filed annually or periodically with the FCC by licensees, permittees, conditional licensees and operators, including reports and fees required by Sections 21.11(a), 21.911, 21.307(d) and 21.920 of the FCC Rules, as such reports, filings, notices, regulatory fees and similar filing and payment requirements may be added or amended.

          "FCC Qualification" has the meaning set forth in Section 6.04.

          "FCC Rules" has the meaning set forth in the third Recital of this Agreement.

          "FFW" has the meaning set forth in the ninth Recital of this Agreement.

          "First Closing" has the meaning set forth in Section 3.01.

          "First Closing Cash Consideration" has the meaning set forth in
Section 2.01(a).

          "First Closing Date" has the meaning set forth in the introductory paragraph to this Agreement.

          "First Closing Equity Consideration" has the meaning set forth in
Section 2.01(b).

          "First Spectrum Consideration" has the meaning set forth in Section
2.01 hereof.

          "First Closing Spectrum Rights" has the meaning set forth in the fourth Recital of this Agreement.

          "Flux" has the meaning set forth in the introductory paragraph to this Agreement.

          "Flux Documents" has the meaning set forth in Section 5.02.

          "Flux Indemnified parties" has the meaning set forth in Section 8.01.

          "Flux Schedule" has the meaning set forth in Section 5.04.


PAGE 3 - EXHIBIT A

          "Flux Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Flux, taken as a whole, other than changes affecting the broadband wireless business generally.

          "Future ITFS Licenses" has the meaning set forth in Section 6.08.

          "Governing Documents" means articles of incorporation, certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, or similar governing documents of an entity.

          "Government Agency" means any Federal, state or local government or any foreign, national, provincial, or local government, or any governmental, regulatory, legislative, executive, or administrative authority, agency or commission, or any court, tribunal, or judicial body.

          "Government Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Government Agency.

          "Gross Operating Margin" has the meaning set forth in Section 2.04.

          "Hazardous Substances" has the meaning set forth in Section 4.08.

          "HITN" has the meaning set forth in the introductory paragraph of this Agreement.

          "HITN Documents" has the meaning set forth in Section 4.02.

          "HITN Indemnified parties" has the meaning set forth in Section 8.01.

          "HITN Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of HITN, taken as a whole, other than changes affecting the broadband wireless business generally.

          "HITN Schedule" has the meaning set forth in Section 4.03.

          "Households" has the meaning set forth in the first Recital of this Agreement.

          "ISA" has the meaning set forth in Section 7.02(h).

          "ITFS" has the meaning set forth in the first Recital of this Agreement.

          "IUA" has the meaning set forth in Section 1.01.

          "Law" means the common law and any federal, provincial, state, local, or foreign statute, law, ordinance, code, rule, regulation, or other requirement or rule of law.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.


PAGE 4 - EXHIBIT A

          "Loss of Rights" has the meaning set forth in Section 6.07.

          "Market" has the meaning set forth in the first Recital of this Agreement.

          "NextNet" has the meaning set forth in Section 2.05.

          "NextNet Equipment" has the meaning set forth in Section 2.05.

          "Pending Applications" means all applications pending with the FCC for new FCC Licenses for ITFS, assignments or transfers of FCC Licenses for ITFS, modifications of FCC Licenses for ITFS, extensions of time to construct PSA stations and renewals of FCC Licenses for ITFS filed by HITN as of the First Closing Date.

          "Pending Channels" has the meaning set forth in the eighth Recital of this Agreement.

          "Person," whether or not such term is capitalized, means any individual, partnership, firm, corporation, limited liability HITN, association, trust, unincorporated organization, or other entity.

          "Positive EBITDA" has the meaning set forth under Section 2.04.

          "Positive EBITDA Financial Statements" has the meaning set forth in
Section 2.04.

          "Preferred Stock" has the meaning set forth in Section 5.03.

          "Proceeding" means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Government Agency or any arbitrator or arbitration panel..

          "Registration Rights Agreement" has the meaning set forth in Section 3.02.

          "Renewal Agreement" means a renewal or extension of an IUA on the same terms as provided in Exhibit B hereto or a new agreement entered into between Flux and HITN pursuant to the right of first refusal in Section 1.05.

          "ROFR Offer" has the meaning set forth in Section 1.05.

          "ROFR Offer Notice" has the meaning set forth in Section 1.05.

          "ROFR Period" has the meaning set forth in Section 1.05.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Spectrum Rights" means all Commercial Spectrum Capacity leased by HITN to Flux in accordance with the terms and conditions of this Agreement, including the First Closing Spectrum Rights and any Extra Spectrum Rights.


PAGE 5 - EXHIBIT A

          "Stock Purchase Agreement" has the meaning set forth in the eighth Recital to this Agreement.

          "Stockholders Agreement" has the meaning set forth in Section 3.02.

          "Subsidiaries" has the meaning set forth in Section 5.04.

          "Submission Period" has the meaning set forth in Section 10.12.

          "Subsequent Closing" has the meaning set forth in Section 3.01(b).

          "Subsequent Closing Date" has the meaning set forth in Section
3.01(b).

          "Tax" means (a) any Federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, recapture, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for the payment of any amounts of the type described in clauses (a) as a result of any express or implied obligation to indemnify any other Person.

          "Tax Authority" means any Government Agency having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

          "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Third Anniversary" has the meaning set forth in Section 2.05.

          "Tower Leases" means Contracts relating to the use by HITN transmission towers or other transmission equipment (and the embedded software and intellectual property rights incorporated therein) on the any real property used or occupied by HITN on which transmission towers used by HITN are located.

          "Undertaking" has the meaning set forth in the seventh Recital to this Agreement.

          "Verified CPOPs" has the meaning set forth in Section 2.05.

          "Warrant Agreement" has the meaning set forth in Section 7.02(h).

          (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of the Agreement, the following rules of interpretation shall apply:

               (1) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken


PAGE 6 - EXHIBIT A
     pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

               (2) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

               (3) Exhibits/Schedules. The Annexes, Exhibits, and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Annex, Exhibit, or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

               (4) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

               (5) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

               (6) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

               (7) Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


PAGE 7 - EXHIBIT A